Exhibit 99.1

First of Its Kind Beverage that Reduces Blood Alcohol Content Safety Shot Partners with Mr. Checkout to Expand Presence with Independent Retailers Nationwide

The Partnership Aims to Provide More Access For Consumers In Diversified Retail Locations

JUPITER, FL, June 3, 2024 — Safety Shot, Inc. (Nasdaq: SHOT) (the “Company), announced today its strategic partnership with Mr. Checkout, a national network of independent distributors, full-line grocery distributors, and wagon-jobbers. This partnership marks a significant milestone in Safety Shot’s mission to provide a revolutionary solution for responsible alcohol consumption to the masses.

Mr. Checkout’s extensive distribution network spans over 200,000 independent retail locations across the United States, offering Safety Shot an unparalleled opportunity to reach a broad audience of consumers. Mr. Checkout has a proven track record of successfully launching, scaling and promoting innovative products in the retail space as demonstrated by their work with partners such as 5-hour Energy and blu Electronic Cigarettes. With their support, Safety Shot aims to expand its footprint in convenience stores, neighborhood markets and independent grocers nationwide.

Safety Shot is a first of its kind functional beverage crafted with Essential B vitamins, antioxidants, electrolytes, and nootropics designed to rapidly rehydrate, boost mental clarity, energy and overall mood. Disrupting the industry and creating a category of one, Safety Shot is the world’s first beverage to reduce blood alcohol content by supporting its metabolism in as little as 30 minutes. This partnership with Mr. Checkout will help to introduce this revolutionary solution to consumers in varied retailers across the country.

“We are thrilled to partner with Mr. Checkout and leverage their extensive distribution network to bring Safety Shot to a wider, diversified audience,” said Josh Wagner, Chief Revenue Officer of Safety Shot. “This partnership is a significant step forward in exploring new verticals of accessibility to our revolutionary product. We are confident that with Mr. Checkout’s support, we will be able to expand Safety Shot’s presence into diversified retailers to meet our customers where they prefer to shop.”

Safety Shot’s partnership with Mr. Checkout follows recent announcements surrounding the Company’s rollout in the Northeast region and in Las Vegas, signifying a new era in its rapid growth trajectory.

For more information, visit www.drinksafetyshot.com.

About Safety Shot, Inc

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Media and Investor Contact:

Autumn Communications
Jessica Weinberger
Phone:	916-677-7495
Email:	shot@autumncommunications.com

Medon Michaelides
Investor Relations
Phone:	561-244-7100
Email:	investors@drinksafetyshot.com